Execution Copy

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE, dated as of May 31, 2006, among Dresser, Inc., a Delaware corporation (the "Company"), the Guarantors named herein and U.S. Bank National Association, as successor trustee (the "Trustee").

WHEREAS, the Company has duly issued its 9 3/8% Senior Subordinated Notes due 2011 (the "Notes"), in the aggregate principal amount of $550,000,000 pursuant to an Indenture dated as of April 10, 2001 (the "Indenture"), among the Company, the Guarantors named therein and the Trustee, as supplemented by the First, Second, Third, Fourth and Fifth Supplemental indenture thereto; and

WHEREAS, the Notes are outstanding on the date hereof; and

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend any provision of the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of the then outstanding Notes and execute a supplemental indenture; and

WHEREAS, the Company solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated May 9, 2006, as amended by the Supplemental Consent Solicitation Statement dated May 26, 2006, and the accompanying consent letters, from Holders representing at least a majority in aggregate principal amount of the outstanding Notes to certain amendments described therein to the Indenture; and

WHEREAS, the Company wishes to enter into this Sixth Supplemental Indenture pursuant to Section 9.02 of the Indenture, to amend Section 4.01 and Section 4.03 of the Indenture; and

WHEREAS, Section 9.04 of the Indenture provides that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms not defined herein shall have the meaning given to such terms in the Indenture.

SECTION 2. AMENDMENT TO SECTION 4.01.

Section 4.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

"Section 4.01 Payment of Notes

The Company shall pay or cause to be paid the principal amount, premium, if any, and interest, and Additional Interest and Special Interest (as defined below), if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal amount, premium, if any, and interest, and Additional Interest and Special Interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal amount, premium, if any, and interest, and Additional Interest and Special Interest, if any, then due unless the provisions of Article 10 hereof prohibit such payment. The Company shall pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement. In addition to any other payment required by the Notes and this Indenture, the Company shall pay: (a) as special interest ("Special Interest") on each date on which a regularly scheduled interest payment is due, additional interest in an amount equal to 0.50% per annum on the outstanding principal amount of the Notes from the date on which the Sixth Supplemental Indenture to the Indenture is executed by the Company and the Trustee up to but excluding the date on which the Company delivers to the Trustee an Officers' Certificate certifying that the Financial Reporting Covenant Condition has been satisfied; (b) on December 31, 2006, a one-time payment equal to 0.50% of the then outstanding principal amount of the Notes to the holders of record of the Notes on such date, if on such date clause (b) of the Financial Reporting Covenant Condition shall not have been satisfied; (c) an additional 0.25% per annum in interest on the Notes if and for so long as the Moody's Ratings Condition is not satisfied; and (d) an additional 0.25% per annum in interest on the Notes if and for so long as the S&P Ratings Condition is not satisfied.

Amounts payable pursuant to Sections 4.01(a), (c) and (d) shall be computed in the same manner that interest is computed under this Indenture and the Notes.

The Company will be deemed to have satisfied the "Financial Reporting Covenant Condition" if it has delivered to the Trustee an Officers' Certificate certifying that it has filed with the SEC (a) the Annual Report on Form 10-K for the year ended December 31, 2005, and (b) each of the Quarterly Reports on Form 10-Q that would be required to be filed pursuant to Section 4.03 of this Indenture if the Notes were not accruing Special Interest.

The "Moody's Ratings Condition" shall be deemed not to have been satisfied if and for so long as the Notes are rated Caa1 or lower by Moody's. The "S&P Ratings Condition" shall be deemed not to have been satisfied if and for so long as the Notes are rated CCC+ or lower by S&P.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, Additional Interest and Special Interest (without regard to any applicable grace period) at the same rate to the extent lawful."

SECTION 3. AMENDMENT TO SECTION 4.03.

Section 4.03 of the Indenture is hereby deleted in its entirety and replaced with the following:

"Section 4.03 Reports to Holders

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Holders of Notes:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms (provided that the annual information required for fiscal years prior to the fiscal year ended December 31, 2005 may be unaudited) including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information for fiscal years beginning with and including the fiscal year ended December 31, 2005 only, a report thereon by the Company's certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the SEC's rules and regulations.

In addition, following the consummation of the Exchange Offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company shall at all times comply with TIA Section 314(a). In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding any other provision in this Section 4.03, the Company shall not be required (a) to comply with the terms of this Section 4.03 with respect to any period ended prior to December 31, 2005, (b) to comply with the terms of this Section 4.03 that would require the filing of its Annual Report on Form 10-K for the year ended December 31, 2005 until the earlier of (i) the date on which Special Interest ceases to accrue on the Notes, and (ii) December 31, 2006, and (c) to comply with any of the other terms of this Section 4.03 until the earlier of (a) the date on which Special Interest ceases to accrue on the Notes, and (b) March 31, 2007."

SECTION 3. MISCELLANEOUS.

Section 3.1 New York Law to Govern. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SIXTH SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.2 Counterparts. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.3 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.4 Trustee Disclaimer. The Trustee has accepted the amendment of the Indenture effected by this Sixth Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (a) the validity or sufficiency of this Sixth Supplemental Indenture or any of the terms or provisions hereof, (b) the proper authorization hereof by the Company by corporate action or otherwise, (c) the due execution hereof by the Company, (d) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters and (e) the validity or sufficiency of the solicitation or the consent solicitation materials or procedure in connection therewith.

Section 3.5. Confirmations; Effectiveness. As amended by this Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.6 Trust Indenture Act. If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"), such required provision of the TIA shall control.

Section 3.7 Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first written above.

DRESSER, INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Senior Vice President and Chief

Financial Officer

DRESSER INTERNATIONAL INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Senior Vice President

DRESSER RE, INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

DRESSER ENTECH, INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

LVF HOLDING CORPORATION

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

DRESSER CHINA, INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

RING-O VALVE, INCORPORATED

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

DRESSER RUSSIA, INC.

By: /s/ Robert D. Woltil

Name: Robert D. Woltil

Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By: /s/ Philip G. Kane, Jr.

Name: Philip G. Kane, Jr.

Title: Vice President